Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
PRG-Schultz Announces Second Quarter 2008 Financial Results
ATLANTA, July 28, 2008 — PRG-Schultz International, Inc. (Nasdaq: PRGX), the world’s largest recovery audit firm, today announced its unaudited financial results for the second quarter and six months ended June 30, 2008.
Highlights of Financial Results
•	Net earnings for the 2008 second quarter were $4.5 million, or $0.21 per basic share and $0.20 per diluted share, compared to net earnings of $18.6 million, or $2.02 per basic and diluted share for the same period in 2007. The second quarter 2008 net earnings included a $1.6 million charge for stock-based compensation. The second quarter 2007 net earnings included a gain on the sale of the Company’s Meridian business unit of approximately $19.5 million and a charge of $2.7 million for stock-based compensation.

•	Adjusted EBITDA for the 2008 second quarter was $8.5 million compared to $8.2 million of adjusted EBITDA for the same period in 2007. The 2008 second quarter adjusted EBITDA is earnings (loss) from continuing operations before interest, taxes, depreciation and amortization (EBITDA) excluding the $1.6 million charge for stock-based compensation. The comparable adjusted EBITDA amount for the second quarter of 2007 excludes the charge of $2.7 million for stock-based compensation. Adjusted EBITDA for the second quarter 2007 also does not include the $19.5 million gain on the sale of the Meridian business and earnings from discontinued operations of $0.2 million. (Schedule 3 attached to this press release provides a reconciliation of net earnings (loss) to each of EBITDA and adjusted EBITDA).

•	Consolidated revenue for the second quarter of 2008 was $49.6 million, a decrease of 6.9% compared to $53.3 million for the same period in 2007. Cost of Revenue and SG&A expenses combined were $44.0 million for the 2008 second quarter, down 10.9% compared to the same period in 2007.

•	Net earnings for the first six months of 2008 were $8.1 million, or $0.37 per basic share and $0.35 per diluted share, which included $4.6 million of stock-based compensation expense. This compares to net earnings of $20.1 million, or $2.26 per basic and diluted share for the same period in 2007, which included the gain on the sale of the Meridian business of $19.5 million, earnings from discontinued operations of $0.3 million, and $5.4 million of stock-based compensation expense.

•	Adjusted EBITDA for the six months ended June 30, 2008 was $18.2 million compared to $19.1 million of adjusted EBITDA for the same period in 2007. The 2008 adjusted EBITDA excludes the charge of $4.6 million for stock-based compensation. The comparable adjusted EBITDA amount for the first six months of 2007 excludes the $19.5 million gain on the sale of the Meridian business, earnings from discontinued operations of $0.3 million, and the $5.4 million stock-based compensation charge.
•	Consolidated revenue in the first six months of 2008 was $97.9 million compared to $110.3 million for the same period in 2007. Cost of Revenue and SG&A expenses combined were $87.1 million for the first six months of 2008, down 13.2% compared to the same period in 2007.
Liquidity
At June 30, 2008 the Company had cash and cash equivalents of $20.2 million and had no borrowings against its revolving credit facility. Total debt outstanding at quarter-end was $22.3 million and included a $21.6 million outstanding balance on a variable rate term loan due 2011 and a $0.7 million capital lease obligation.
“We are very pleased that improved performance for accounts payable recovery audit, both internationally and in the United States, was more than sufficient to offset the important contribution that Medicare audit made to our earnings in the second quarter of last year, “ said James B. McCurry, chairman, president and chief executive officer.
Second Quarter Earnings Call
As previously announced, management will hold a conference call tomorrow morning at 8:30 AM (EDT) to discuss the Company’s second quarter 2008 financial results. To access the conference call, listeners in the U.S. and Canada should dial 866-700-7173 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial 617-213-8838. To be admitted to the call, listeners should use passcode 53646090. A replay of the call will be available approximately one hour after the conclusion of the live call, extending through August 28, 2008. To directly access the replay, dial 888-286-8010 (U.S. and Canada) or 617-801-6888 (outside the U.S. and Canada). The passcode for the replay is 84535943.
This teleconference will also be audiocast on the Internet at www.prgx.com (click on “(NASDAQ: PRGX)” under “Investor Relations”). A replay of the audiocast will be available at the same location on www.prgx.com beginning approximately one hour after the conclusion of the live audiocast, extending through August 28, 2008. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/windows/mediaplayer.
About PRG-Schultz International, Inc.
Headquartered in Atlanta, PRG-Schultz International, Inc. is the world’s leading recovery audit firm, providing clients throughout the world with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG industry specialists review client purchases and payment information to identify and recover overpayments.
Non-GAAP Financial Measures
EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net earnings (loss) to each of EBITDA and adjusted EBITDA.
Forward Looking Statements
In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s financial condition and its performance in the accounts payable recovery audit business. Such forward looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include the Company’s ability to retain personnel, revenues that do not meet expectations or justify costs incurred, the Company’s ability to replace the declining revenues from its core accounts payable services, changes in the market for the Company’s services, client bankruptcies, loss of major clients, the risk that the Company may not participate in the proposed national rollout of the Medicare recovery audit program or that the national rollout will be significantly delayed, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 12, 2008. The Company disclaims any obligation or duty to update or modify these forward-looking statements.
Contact: PRG-Schultz International, Inc.
Peter Limeri
770-779-6464

SCHEDULE 1
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Revenues	$49,648	$53,315	$97,911	$110,345
Cost of revenues	32,941	34,872	63,193	72,113

Gross margin	16,707	18,443	34,718	38,232

Selling, general and administrative expenses	11,024	14,486	23,867	28,168

Operating income	5,683	3,957	10,851	10,064

Interest expense, net	765	4,749	1,756	8,890

Earnings (loss) from continuing operations before income taxes and discontinued operations	4,918	(792)	9,095	1,174

Income taxes	400	344	993	875

Earnings (loss) from continuing operations before discontinued operations	4,518	(1,136)	8,102	299

Discontinued operations:
Operating income, net of taxes	—	227	—	315
Gain (loss) on disposal	—	19,460	—	19,460

Earnings (loss) from discontinued operations, net of taxes	—	19,687	—	19,775

Net earnings (loss)	$4,518	$18,551	$8,102	$20,074

Basic earnings per common share:
Earnings (loss) from continuing operations	$0.21	$(0.15)	$0.37	$—
Earnings from discontinued operations	—	2.17	—	2.26

Net earnings (loss)	$0.21	$2.02	$0.37	$2.26

Diluted earnings per common share:
Earnings (loss) from continuing operations	$0.20	$(0.15)	$0.35	$—
Earnings from discontinued operations	—	2.17	—	2.26

Net earnings (loss)	$0.20	$2.02	$0.35	$2.26

Weighted average common shares outstanding:
Basic	21,734	9,093	21,629	8,733

Diluted	22,942	9,093	22,823	8,733

SCHEDULE 2
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,152	$42,364
Restricted cash	168	—
Receivables:
Contract receivables	29,469	36,691
Employee advances and miscellaneous receivables	261	1,118

Total receivables	29,730	37,809

Prepaid expenses and other current assets	2,611	2,740

Total current assets	52,661	82,913

Property and equipment	7,547	8,035
Goodwill	4,600	4,600
Intangible assets	20,070	21,172
Other assets	4,839	5,718

Total assets	$89,717	$122,438

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portions of debt obligations	$5,297	$7,846
Accounts payable and accrued expenses	12,144	16,117
Accrued payroll and related expenses	20,049	31,435
Refund liabilities and deferred revenue	7,922	10,517

Total current liabilities	45,412	65,915

Debt obligations	16,992	38,078
Noncurrent compensation obligations	8,373	8,548
Other long-term liabilities	6,445	7,548

Total liabilities	77,222	120,089

Shareholders’ equity (deficit):
Common stock	224	221
Additional paid-in capital	608,435	605,592
Accumulated deficit	(550,916)	(559,018)
Accumulated other comprehensive income	3,462	4,264
Treasury stock at cost	(48,710)	(48,710)

Total shareholders’ equity (deficit)	12,495	2,349

Total liabilities and shareholders’ equity (deficit)	$89,717	$122,438

SCHEDULE 3
PRG-Schultz International, Inc. and Subsidiaries
Reconciliation of Net Earnings (Loss) to EBITDA and Adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Reconciliation of net earnings to EBITDA and to Adjusted EBITDA:

Net earnings	$4,518	$18,551	$8,102	$20,074

Adjust for:
Earnings from discontinued operations	—	19,687	—	19,775

Earnings (loss) from continuing operations	4,518	(1,136)	8,102	299

Adjust for:
Income taxes	400	344	993	875
Interest	765	4,749	1,756	8,890
Depreciation and amortization	1,315	1,553	2,716	3,564

EBITDA	6,998	5,510	13,567	13,628

Stock-based compensation	1,550	2,695	4,584	5,429

Adjusted EBITDA	$8,548	$8,205	$18,151	$19,057

EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Cash flows from operating activities:

Net earnings (loss)	$4,518	$18,551	$8,102	$20,074
Earnings from discontinued operations	—	19,687	—	19,775

Earnings (loss) from continuing operations	4,518	(1,136)	8,102	299
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by (used in) operations:
Depreciation and amortization	1,315	1,553	2,716	3,564
Amortization of debt discounts and deferred costs	196	1,511	390	2,003
Stock-based compensation expense	1,550	2,695	4,584	5,429
(Increase) decrease in receivables	20,566	750	8,675	6,939
Increase (decrease) in accounts payable, accrued payroll and other accrued expenses	(23,655)	4,676	(20,162)	(10,639)
Other, primarily changes in assets and liabilities	(1,608)	(1,621)	(1,866)	(1,158)

Net cash provided by operating activities	2,882	8,428	2,439	6,437

Cash flows from investing activities — purchases of property and equipment, net of disposals	(685)	(781)	(1,102)	(1,139)

Net cash used in financing activities	(1,349)	(15,586)	(23,694)	(25,369)

Cash flows from discontinued operations	—	19,152	—	19,069

Effect of exchange rates on cash and cash equivalents	(136)	168	145	356

Net increase (decrease) in cash and cash equivalents	712	11,381	(22,212)	(646)

Cash and cash equivalents at beginning of period	19,440	18,201	42,364	30,228

Cash and cash equivalents at end of period	$20,152	$29,582	$20,152	$29,582